Exhibit 99.3

TRANSCRIPT OF COMMENTS TO BE DELIVERED BY FIFTH & PACIFIC COMPANIES, INC. CHIEF EXECUTIVE OFFICER WILLIAM L. MCCOMB ON A CONFERENCE CALL TO BE HELD ON OCTOBER 1, 2012 AT 4:30 P.M.

Please note that statements made during the conference call, including these comments, that relate to the Company’s future performance and future events are forward looking statements within the Private Securities Litigation Reform Act. These forward looking statements are based on current expectations and are subject to the qualifications and cautionary statements set out in this afternoon’s press release (including those under the caption “Fifth & Pacific Companies, Inc. Forward-Looking Statement”), as well as in the Company’s second quarter 2012 Quarterly Report on Form 10-Q under the caption Item 1A “RISK FACTORS”, previously filed with the S.E.C. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

As the Company has not completed its quarter fiscal close and its analysis of the 2012 third quarter, the results presented during today’s conference call, including in these comments and the related slides, and in today’s press release are estimated and preliminary, and, therefore, may change materially, including as a result of the close process and the review process by the Company’s outside accountants. Please note that the Company is presenting Adjusted EBITDA, excluding foreign currency gains (losses), net, which is a non-GAAP measure. Adjusted EBITDA, excluding foreign currency gains (losses), net is defined as income (loss) from continuing operations attributable to the Company, adjusted to exclude income tax provision (benefit), interest expense, gain (loss) on extinguishment of debt, depreciation and amortization, the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, non-cash share-based compensation expense and unrealized foreign currency gains (losses), net. The Company believes that Adjusted EBITDA, excluding foreign currency gains (losses), net represents a more meaningful presentation of its historical operations and projected financial performance, since Adjusted EBITDA, excluding foreign currency gains (losses), net provides period to period comparisons that are consistent and more easily understood. The Company considers Adjusted EBITDA, excluding foreign currency gains (losses), net an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Estimates of 2012 third quarter GAAP results are not provided in this presentation as the Company has not yet completed its accounting for its streamlining initiatives and brand-exiting activities.

William L. McComb:

Good afternoon. Thank you for making the time to dial into the call. I am joined today by George Carrara, our CFO and Chief Operating Officer, and we will be discussing the business with the assistance of a short presentation, which we are webcasting. This slide deck is now posted on the Investor Relations section of our website. Also, we have filed these comments and the slides with the SEC on Form 8-K.

As you saw from this afternoon’s release, we’ve reached the end of the third quarter and wanted to provide visibility into our brands’ performance and update some of the key operating assumptions for the remainder of the year.

Turning to slide page one, and cutting straight to the headline, we are revising our outlook for Fiscal 2012 Adjusted EBITDA performance down from $125 million to $140 million to a range of $100 million to $115 million, reflecting primarily the expected third and fourth quarter results for Juicy Couture, which are based on third quarter sell-through rates for the Juicy fall collection:

•                  The Juicy Couture business will post comps and gross margins that are below what we assumed we would see for the Fall season. While Juicy’s results were somewhat disappointing during the first half of the year, as I’ll touch on later, over-performance by our other brands had previously kept us on target as a whole. What has changed is that while the comp trends show an improvement versus Q2, we are not getting the full price sell-throughs that we need to achieve our forecasted range, resulting in much lower gross margin dollars than expected. We believe this will continue to be the case in the fourth quarter. And while we are making operational improvements that we believe will help incrementally quarter-to-quarter, we are adjusting down the full second half performance expectation. I will talk at length about this in just a few minutes.

•                  During the first half of 2012, the softness and misses at Juicy were primarily offset by the improvements at kate spade. The kate spade business is exceeding its forecast for the year. The brand continues its stellar performance, growing across channels and geographies. In fact, the comp store momentum is considerably stronger than we had anticipated, and the brand is achieving important performance metrics beyond our expectations. We are very bullish about this brand’s outlook.

•                  Lucky Brand continues to perform right in-line with our thinking, and therefore presents no changes at this time to the outlook for 2012 and beyond…

•                  We have seen a slight reduction in the outlook for the Adelington Design Group related to the remaining arrangements with JCPenney. We discussed that back in April—and there have been no changes or updates since in that segment.

•                  Corporate cost reductions were completed in time to achieve our goals for the year. We are also now in good shape for 2013.

•                  And finally, the revised adjusted EBITDA forecasts now include additional distribution charges stemming from some start-up issues at the new third party distribution center in California. These charges were not anticipated in our original thinking, and I will go into some detail on where they are coming from later in the call.

So let’s dive into the data, as we know it today…

Here on slide page two…you can see how the estimated comp sales are looking for the third quarter and for the year-to-date…

Juicy’s comp is estimated to be -1% for the quarter and down -5% year-to-date.

At Lucky Brand, we estimate a +4% comp for the third quarter and +11% year-to-date.

At kate spade, we estimate third quarter comp store sales increases of +21% and +31% year-to-date.

We will provide the monthly breakdown for these on our October 25th conference call.

Slide page three provides a summary of the assumptions we showed you back in January when we finalized our adjusted 2012 EBITDA forecast:

•                  We assumed that Juicy would show the beginning phases of a successful repositioning, posting comps in the mid single digits for the year. Given our investment in second half Juicy inventory, our forecast counted on a strong performance in the back half of the year, with significant improvements in full-price sales and margin dollars.

•                  We assumed Lucky Brand would post comps in the 10% plus range for the year;

•                  And you’ll recall we assumed comps for kate spade in the low teens, given what we saw as already very strong productivity per square foot in the comp door base.

When we line up the actual comps from slide page two here, you can see how the headline comes together… kate is outperforming, and Lucky Brand is right in line on a year-to-date basis, but Juicy is taking a step backwards.

But in adjusted EBITDA terms, the setback versus plan at Juicy is greater than the out-performance at kate spade and Lucky Brand for this fiscal year, and therefore we are adjusting our full year adjusted EBITDA guidance down to reflect these changes…

The indicated revised guidance range is now $100 million to $115 million, and reflects the following:

•                  Our previous guidance anticipated some growth in the adjusted EBITDA base at Juicy for the year, with meaningful progress in our U.S. stores in terms of improved sell-through and traffic, and the associated comp sales and margin dollars. When we true up year-to-date actuals and revise our plan for the balance of the year, we anticipate finishing 2012 with an adjusted EBITDA range of $28 million to $38 million at Juicy.

•                  The Lucky Brand Jeans business is in-line to deliver strong growth in its adjusted EBITDA base of $32 million to $33 million for the year;

•                  And kate spade is now expected to finish the year with adjusted EBITDA in the range of $92 million to $93 million…showing a substantial increase and quickly approaching a very meaningful level.

•                  We expect the Adelington Design Group to post adjusted EBITDA of $20 million to $21 million.

•                  And corporate costs, following the downsizing we initiated in June, are expected to be approximately $72 million to $70 million in 2012, net of incentive compensation adjustments.

To be clear: we are not blaming changes in the marketplace for these changes to our company-wide guidance; rather, it reflects the operating performance at Juicy.

Where we have strong brand execution, we’re being rewarded by the aspirational shopper, and I don’t see that changing near term.

This is a path we are familiar with. It took us a few seasons to align all of the elements of kate spade, and then later Lucky Brand Jeans took a few seasons. In both cases we saw a “two steps forward, one step back” period. It’s a creatively led process and our first step in all cases has been to cement a creative vision that motivates and differentiates. Then we learn through trial and experimentation. And then we develop tight “lessons learned” in merchandising around pricing, assortment strategy, door tiering, and marketing. At both kate spade and Lucky Brand, we then began to see strong full price sell-throughs, better conversion, higher average unit retail prices, and overall growth in the business.

We clearly have more work to do to get the metrics moving in the right direction at Juicy Couture….we are having to iterate one more time.

Once we finish adjusting the merchandising and pricing and continue communicating through marketing at Juicy, we believe that the marketplace will fully support the growth that our strategic plans anticipate.

Let me start with the basics.

Juicy Couture is an extremely well known and well-regarded brand in the women’s apparel and accessories marketplace. At peak, the brand registered sales of $605 million, and adjusted EBITDA of nearly $110 million. Today, it enjoys the strongest brand awareness globally of our three core brands, and the largest global sales footprint.

While we expect that Juicy Couture’s signature product line—its tracksuit, velour handbags, and line of charm bracelets— will have enduring staying power, the business has actually meant more, and stands for more, than just those products.

Juicy Couture has a meaningful fashion business, a strong presence across licensed product categories, and has long enjoyed a baby and girls’ business that is unique in the marketplace. The power of the brand’s aspirational, casual luxury, Southern California lifestyle has been captured in a market leading fragrance.

Juicy has the largest social media following of all our brands, and continues to enjoy a very strong editorial presence.

It also continues to be spotted on celebrities every day. It attracts a broad age range—but a specific psychographic profile. The Juicy consumer wants casual contemporary fashion that is feminine, bold, and trend right.

We set out to reposition Juicy at the beginning of 2011. At that time, the heritage product line was in obvious need of newness and we set out to more fully develop the brand. We also set out to listen to our customer and give her more of what she told us she wanted. We realized, too, that we needed to design and merchandise into new trends, as well as address specific market needs around the world where the brand has such strong traction.

So we approached 2012 with the following goals for Juicy Couture:

•                  Introduce a deeper assortment of fashion apparel

•                  Elevate the accessories line

•                  Develop, test and begin to roll out a new store visual package

•                  Build awareness of the new Juicy Couture via fresh marketing campaigns

While we were calling for modest growth to the brand’s global adjusted EBITDA position for the year, we were looking to achieve momentum against our target audience and see improved sales and margins from the US retail fleet in particular.

The revised outlook we are providing today vs. LY and the reduced adjusted EBITDA profile of the Juicy brand, stems largely from the performance of the US retail stores and a reduction in the size of the US wholesale business. At the same time, we retain a healthy business internationally, across regions, even with Europe’s financial crisis muting the business in key markets like Greece.

Let me walk you through what we learned…

First—let me recap Spring/Summer 2012 in our Juicy Couture specialty stores. For the spring season, Juicy specialty store inventory levels were down -26% to 2011. The line enjoyed high sell-through rates on well-liked items, but the underlying buys were not deep. The heavier mix of premium fashion resulted in a line with average prices up +6% compared to 2011. We did see some price resistance. That said, we saw sales of spring merchandise increase +6% in our Juicy specialty stores during that period, while our outlets were lagging as a result of not having product newness.

Acknowledging that we under-bought spring/summer, we significantly increased the Q3 inventory levels relative to Q1 and Q2. Specifically, we increased the penetration of fashion goods for this fall in our Juicy specialty stores which, from a mix perspective, increased the average retail price on the floor by +13% vs. 2011. And while we planned a full-price sell-through rate that was conservatively held flat to 2011, we planned Juicy gross margin dollars up significantly.

We expected to start seeing the improved sales-gross margin mix in August—but weekly sell-through rates to date through September have not hit our targeted levels. Clearly we’ve hit price resistance with the higher overall mix—and importantly, see meaningful increases in conversion and sales when we bring the prices more in-line with the initial markdown.

Some of you have noticed a new markdown cadence at Juicy. Given the lower than planned sell-through rates and since we are not letting inventory build in our full price stores for later transfer to outlets, we implemented a very disciplined markdown process beginning at week five. Because we are sticking to the markdown schedule, and our full price sell-through rate is still below plan, we are turning inventory at margins that are also meaningfully below planned levels. There’s no question that Juicy’s Fall I and Fall II were seasonally too heavy for the warm weather, but we were not willing to hold the goods for cooler days and let inventory build in hopes of maximizing gross margin dollars.

So looking forward through fourth quarter, we have adjusted our expected sell-through rate for Juicy to be in line with August and September. With that, we have planned gross margin dollars down accordingly. And we will continue managing markdowns to keep inventory at appropriate levels.

All of these significant changes roll up to a meaningful decline in back half year-on-year adjusted EBITDA for the brand.

But this team is not sitting still. On top of the implementation of the disciplined markdown cadence, over the last six weeks we have completed 6 additional Juicy store renovations—what we call “re-couturing” and 10 store refreshes; we are rolling out new table and jewelry fixtures for the Holiday I floorset. And we have meaningfully modified our allocations to put our inventory in the right places based on spring and fall selling. These improvements are in place for the balance of this year and into 2013.

Now, I’ve said a few times this year that some of the brand’s efforts are beginning to show traction… and we are seeing more of that traction in the third quarter.

Judging by reaction in the social media universe, Juicy’s new 2012 marketing campaign has been well received by brand fans.

The brand currently enjoys 2 million Facebook likes—up +63% from 2011 and has nearly a million followers on Google plus—where we are seeing more than approximately 4,500 new followers every day:

•                  Engagement on wall posts including likes, comments, and shares is up +42%

•                  Our Twitter follower base is up +59% since last year to over 89,000. The Fall 2012 twitter campaign generated over 10,000 tweets

•                  71,000 followers on TUMBLR — a 400% increase

•                  And a very strong base of viewership on YOUTUBE of 664,000 video views on our brand channel, where we now showcase fashion films and influencer shorts — our most recent fashion film, Fall 2012: Karlie Kloss Goes Back to Cali, has more than 3x greater views than the most popular videos in our competitive set (Coach, Michael Kors, Pink, Marc by Marc Jacobs)

The upward trend in key social media statistics is in fact translating to strong Juicy e-commerce sales. E-commerce at Juicy Couture year-to-date has grown by approximately 24% versus 2011. We are seeing increased traffic and very solid links to the upward trend in social media. This is an important vitality metric, we believe, and supports the opportunities afforded by focusing on the in-store merchandising basics I have already enumerated, plus continued improvement of accessories designs.

I also believe Juicy’s e-commerce performance benefits from a look and feel that is now consistent with the goods we are selling. We are still working on this in our stores. We are completing the last few doors of our 2012 re-couture/refresh campaign, at which point 47 doors of the total 131 will have been touched by the new look.

We know, not only from Juicy, but from kate spade and Lucky Brand as well: That aligning the store environment with the new vision and positioning for the brand is a critical step in changing performance. But it isn’t the silver bullet. Inventory allocations and pricing are also critical in turning a given store’s results.

As we started skewing Juicy’s inventory to doors that have been re-coutured, we’ve also begun to see some standout performance across the fleet. Here is an example of some success:

For instance, we’ve seen a sales increase at our Fashion Island store in Newport Beach since re-couturing in mid-August. Traffic has also increased, and while gross margins were much softer in the period leading up to renovation, we’re seeing sequential improvement over the last few weeks.

And our Newbury and Manhasset stores have only just been re-coutured, but we’re already seeing noticeably improved traffic trends in these stores as well.

Furthermore, our New York city stores are showing growing momentum, where the month of September showed comp sales up over 6%, with strong gross margins and healthy inventory positions. We’ve seen nice momentum in our Madison Avenue store in particular.

In addition, Juicy’s Regent Street store in London and a new store at Mall of America — opened in the past 60 days reflecting the new store concept — are trending better than fleet-wide average and are meeting plan.

Looking ahead, we see a path to success with this strategy at Juicy. George and I both are able to see the disconnect between our current results in that brand and its overall opportunity in this global marketplace.

So here’s our action plan…the steps we are taking already to stabilize the Juicy business and get it moving in the right direction:

First and foremost is pricing and merchandising. In addition to changes to inventory allocations we have made for fourth quarter, we are directly making our assortments more commercial. We have implemented, beginning Fall 2013, an assortment investment pyramid that identifies dresses, knit tops, and denim as key fashion apparel categories. Deeper buys will deliver better pricing from factories, enable stronger marketing and visual merchandising statements to the consumer, and result in sharper price points and better margins for us. But equally we are going into development targeting key price points that we know sell at Juicy.

Second, the team is reworking the merchandising and design of handbags to be more in-line aesthetically with the apparel.

Third, we have just completed a broad reorganization and cost reduction. This allows us to better focus our resources and streamline the operating team to adjust for the current profit impact. We expect to reinvest some of the cost savings in operational and merchandising talent.

Fourth, we plan to license the Juicy Couture baby and girls’ lines, as well as the intimates business. This will help with the growth of the brand internationally which requires broader and deeper lines for intimates and kids, and will provide the opportunity to expand in US wholesale immediately in those categories. By licensing these, we will be able to keep our internal team focused on the base women’s apparel and accessories businesses, but realize important growth.

Fifth, we are implementing in 2013 the same kinds of outlet-specific strategies that were successful at kate spade and Lucky Brand Jeans, including product, visual merchandising, line planning, pricing, and promotions. Most of this impact will be seen in the back half of 2013.

And finally, we are going full speed ahead to seize the global opportunity by finalizing plans to accelerate Juicy Couture’s presence in Asia through our partner, Imaginex. We expect to talk more about that during our call at the end of October.

So — we are not starting over. In fact, I’d say we have it about two-thirds right now. We have sales trends and item learning that will help us next year. The look and feel and voice of the new direction is spot on. The design direction is right. The marketing is also strong, but we need more of it. Our assortment strategies, however, aren’t there yet — but the steps we are taking now with merchandising are the right ones.

Thus we are pushing forward with the turnaround at Juicy, applying all the learning we have from the other two businesses and their start and stop turnarounds. Some of the initiatives I have named won’t take full effect until Fall or even Holiday 2013, but we will be making solid improvements to each of these pieces throughout next year.

And that brings me back to the other businesses, as we anticipate nice expansion in both kate spade and Lucky Brand in 2013.

As I indicated early on the call and in the press release this afternoon, we are significantly above plan at kate spade. Throughout the year, up until this point, the growth at kate spade has been offsetting the declines at Juicy.

With the still-solid comp sales trends we’re seeing, and momentum in all the key product lines and channels, we are moving aggressively on the square footage expansion that I have described on earlier calls for our domestic full price and outlet fleet. We are largely staying within our current format and footprint by door. Internationally, we continue to expect closing the buyout of the kate spade joint venture in Japan in the fourth quarter of 2012 and consolidating that business into kate spade—while working very closely with our partners in the Middle East, and China and Southeast Asia. And we expect our own operations in Brazil and London to be growing with new stores next year as well.

We aren’t prepared to provide 2013 adjusted EBITDA guidance just yet…we plan to do this in January to coincide with the ICR conference. But it is fair to say that we expect this business to see another year of significant growth.

Overall Lucky Brand will have a strong quarter compared to last year with sales and earnings growth in both our DTC and wholesale channels. Total Lucky sales for the quarter are projected to be up 8% to last year.

Third quarter 2012 comp store sales for our direct-to-consumer business were up +4% on a prior year comp of +16%. Furthermore we have seen a significant acceleration in comp store performance with the Fall III delivery, which is timely as we are about to deliver our new Holiday product in a few weeks.

But the real story here may be gross margin, where the trends we have seen during the first half continued as we expect to be up nearly 350 basis points for the third quarter across the total direct-to-consumer channels. Lucky Brand has continued to tightly manage its inventories, which are down 10% on average to last year, and that, along with strong denim sell-throughs, has helped to improve profitability. We saw strong trends in denim throughout the quarter with high single-digit positive comps on double-digit comp increases last year.

Our wholesale business is positioned for continued growth as our key accounts have seen notable improvements in profitability. Add to that, our new plus size business, which launched in August, has been very well received and our customers are excited about its potential.

With new product launches in kids and additional licensing categories, plus the launch of some global partnerships next year, we anticipate strong growth in profitability for the brand…where opportunity for leverage is significant.

We mentioned back in July that we had completed a significant cost reduction in our corporate group. With those steps we were right on goal for 2012 and in a good position for 2013.

However, we’ve run into some start up issues with our migration from our Ohio Distribution Center to the related third party logistics facility in California. These issues materialized in August as our fall volumes began to climb significantly on a daily basis.

As a result, we made the decision to keep the Ohio DC open through the near term. In order to mitigate significant shipping risk that could meaningfully hurt our business, we have delayed the migration of certain parts of our business out of Ohio and have redeployed certain elements back to Ohio. The increase in 2012 operational costs associated with these actions is estimated to be between $2 million and $4 million, which have been factored into the updated 2012 forecasts.

We are working through these issues, with the plan being to complete the closure of Ohio as soon as possible.

So with that summary of where the business stands today, we will wrap up the quarter, and be back with a full report on October 25th.

As I said during this call, we are disappointed with the results right now at Juicy, but we remain very concentrated on getting it right. And on feeding kate spade and Lucky Brand for impressive growth next year.

Going forward, our priorities are crystal clear:

•                  Our capital allocation is weighted for the next 18 months to fund and support the kate spade growth

•                  We will fund a capital-light growth plan at Lucky Brand Jeans, with a focus there on delivering profit flow-thru and leverage the investments we have made from 2007 to 2012

•                  We are working to resolve the issues at Juicy Couture while implementing the final critical steps of the playbook to turnaround the US store fleet.

That means…

•                  Implement merchandising and pricing strategies

•                  No new US stores near term

•                  Small capex for US outlet store “re-couture”

•                  Introduce new licensees

•                  Feed the global and e-comm businesses

As I said before, we plan to provide adjusted EBITDA 2013 guidance in January coinciding with the ICR conference. We will work diligently to get Juicy on track, while continuing to manage the rest of the portfolio for significant near term expansion. We believe the marketplace will support the plans we have this portfolio, including our ambitious plans in Asia.

Let’s now go ahead and open the call for some questions…